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                                 March 13, 2003


To the Addressees Listed on
  Schedule I Hereto

                  Re: Long Beach Acceptance Auto Receivables Trust 2003-A
                      Asset-Backed Notes

Ladies and Gentlemen:

                  We have acted as tax counsel for Long Beach Acceptance Receivables Corp. II, a Delaware corporation (the "Transferor") and Long Beach Acceptance Corp., a Delaware corporation ("LBAC"), in connection with the issuance by Long Beach Acceptance Auto Receivables Trust 2003-A (the "Trust") of $45,500,000 1.2875% Asset-Backed Notes, Class A-1 (the "Class A-1 Notes"), $65,000,000 1.4910% Asset-Backed Notes, Class A-2 (the "Class A-2 Notes"), $68,000,000 2.0210% Asset-Backed Notes, Class A-3 (the "Class A-3 Notes"), $64,000,000 2.7730% Asset-Backed Notes, Class A-4 (the "Class A-4 Notes" and together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the "Class A Notes") and $7,500,000 8.500% Asset-Backed Notes, Class B (the "Class B Notes" and together with the Class A Notes, the "Notes") which will be issued pursuant to an Indenture (the "Indenture") dated as of March 1, 2003 between the Trust and JPMorgan Chase Bank (the "Indenture Trustee") and the certificate which will be issued pursuant to a Trust Agreement dated as of February 1, 2003 between the Transferor and Wilmington Trust Company, as owner trustee (the "Owner Trustee"), as amended and restated as of March 1, 2003 (as amended and restated, the "Trust Agreement"). Unless otherwise indicated, all capitalized terms used herein shall have the meanings assigned to such terms in Annex A to the Sale and Servicing Agreement, dated as of March 1, 2003, among the Transferor, the Trust, LBAC and JPMorgan Chase Bank, as back-up servicer, custodian and trust collateral agent (the "Sale and Servicing Agreement").

                  As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Indenture and the exhibits attached thereto, the Trust Agreement and the exhibits attached thereto, the Sale and Servicing Agreement and the exhibits attached thereto, and such other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by LBAC and Greenwich Capital Markets, Inc, as representative of the Underwriters (in such capacity, the "Representative") and as purchaser of the Class B Notes (in such capacity, the "Purchaser").


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To the Addressees Listed on
  Schedule I Hereto
March 13, 2003
Page 2



                  We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

                  (a) The Class A Notes will be properly characterized as indebtedness and the Class B Notes, while such conclusion is not free from doubt, should be properly characterized as indebtedness because:
         (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness;
         (ii) the form of the transaction is an issuance of indebtedness; and
         (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes;

                  (b) Assuming compliance with the terms of the Trust Agreement and related documents, the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation; and

                  (c) The statements in the Prospectus under the heading "Summary of Prospectus--Material Federal Income Tax Consequences" and in the Prospectus Supplement under the heading "Summary--Material Federal Income Tax Consequences," each as they relate to federal income tax matters, and in the Prospectus, the Prospectus Supplement and the Class B Private Placement Memorandum under the headings "Material Federal Income Tax Consequences," each to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.



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To the Addressees Listed on
  Schedule I Hereto
March 13, 2003
Page 3





                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.



                                  Very truly yours,



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                                   SCHEDULE I


Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Barclays Capital Inc.
200 Park Avenue
New York, New York 10166

Long Beach Acceptance Corp.
One Mack Centre Drive
Paramus, New Jersey 07652

Long Beach Acceptance Receivables Corp. II
One Mack Centre Drive
Paramus, New Jersey 07652

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

JPMorgan Chase Bank
Four New York Plaza, 6th Floor
New York, New York 10004-2413